Exhibit 10.21

Brooks Automation, Inc.

Amended and Restated Deferred Compensation Plan

Master Plan Document

As Amended Through May 6, 2008

Brooks Automation, Inc.

Amended and Restated Deferred Compensation Plan

Master Plan Document

i

Brooks Automation, Inc.

Amended and Restated Deferred Compensation Plan

Master Plan Document

1.27	“Plan Agreement”	5
1.28	“Plan Year”	5
1.29	“Retirement”	5
1.30	“Scheduled Distribution”	5
1.31	“Section 409A”	5
1.32	“SERP Account”	5
1.33	“SERP Credits”	5
1.34	“SERP Feature”	5
1.35	“Separation from Service”	5
1.36	“Trust”	6
1.37	“Unforeseeable Emergency”	6
1.38	“Years of Service”	6
ARTICLE 2	Selection, Enrollment, Eligibility	7
2.1	Selection by Administrator	7
2.2	Enrollment and Eligibility Requirements; Commencement of Participation	7
2.3	Termination of a Participant’s Eligibility	7
ARTICLE 3	Account Credits	7
3.1	Elective Deferrals: Maximum Requirements	7
3.2	Elective Deferrals: Effect of Election Form	8
3.3	Elective Deferrals: Withholding and Crediting of Deferral Amounts	8
3.4	Company Credits	8
3.5	SERP Credits	9
3.6	Vesting	9
3.7	Hypothetical Investment Returns	10
3.8	FICA and Other Taxes	10
ARTICLE 4	Scheduled Distribution of Deferral Account; Unforeseeable Emergencies	11
4.1	Scheduled Distribution of Deferral Account	11
4.2	Postponing Scheduled Distributions	11
4.3	Other Benefits Take Precedence Over Scheduled Distributions	11

Brooks Automation, Inc.

Amended and Restated Deferred Compensation Plan

Master Plan Document

4.4	Withdrawal Payout/Suspensions for Unforeseeable Emergencies	12
ARTICLE 5	Change in Control Benefit	12
5.1	Change in Control Benefit	12
5.2	Payment of Change in Control Benefit	12
ARTICLE 6	Separation from Service (Other Than By Reason of Death)	13
6.1	SERP Account	13
6.2	Accounts Other Than SERP Accounts	13
ARTICLE 7	Distributions On Account of Death	14
ARTICLE 8	Distribution of Small Accounts	14
ARTICLE 9	Beneficiary Designation	14
9.1	Beneficiary	14
9.2	Beneficiary Designation and Change	15
9.3	Acknowledgment	15
9.4	No Beneficiary Designation	15
9.5	Doubt as to Beneficiary	15
9.6	Discharge of Obligations	15
ARTICLE 10	Amendment and Termination	15
10.1	Termination or Freeze of Plan	15
10.2	Amendment	16
10.3	Plan Agreement	16
ARTICLE 11	Administration	16
11.1	In General	16
11.2	Administration Upon Change In Control	16
11.3	Agents	17
11.4	Binding Effect of Decisions	17
11.5	Indemnity of Administrator	17
11.6	Employer Information	17
ARTICLE 12	Other Benefits and Agreements	17
ARTICLE 13	Claims Procedures	18

Brooks Automation, Inc.

Amended and Restated Deferred Compensation Plan

Master Plan Document

ARTICLE 14	Miscellaneous	18
14.1	Status of Participants and Beneficiaries as General Creditors	18
14.2	Non-assignability	18
14.3	Not a Contract of Employment	18
14.4	Captions	18
14.5	Governing Law	18
14.6	Notice	18
14.7	Successors	19
14.8	Invalidity	19
14.9	Incompetents	19
14.10	Distribution in the Event of Income Inclusion Under 409A	19
14.11	Deduction Limitation on Benefit Payments	20
14.12	Effect of Restatement	20
14.13	Compliance With Section 409A Generally	20

Brooks Automation, Inc.

Amended and Restated Deferred Compensation Plan

Master Plan Document

BROOKS AUTOMATION, INC.
DEFERRED COMPENSATION PLAN
(As Amended Through May 6, 2008)

Purpose

The purpose of the Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Brooks Automation, Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor the Plan.

The Plan is intended to constitute an unfunded “top hat” plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of Subtitle B of Title I of ERISA and shall be operated and construed accordingly.  The Plan is also intended to provide for the effective deferral of income for tax purposes in accordance with its terms, consistent inter alia with the requirements of Code Section 409A, and shall be operated and construed accordingly.  Without limiting the generality of the Company’s authority under Article 11, the Company may at any time and from time to time amend or modify the Plan, including retroactively, to comply with the terms of Code Section 409A or other applicable law.  In order to transition to the requirements of Code Section 409A and related Treasury Regulations, the Administrator may make available to Participants certain transition relief provided under Notice 2007-86, as described more fully in Appendix A of this Plan.

The Plan was implemented effective June 20, 2006, restated effective January 1, 2008 to comply with Code Section 409A and further amended on May 6, 2008.

ARTICLE 1

Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1     “Account” the sum of the bookkeeping accounts and sub-accounts maintained by the Administrator under the Plan with respect to a Participant to reflect the Employers’ Plan-based obligations to the Participant.

1.2     “Administrator” as defined in Article 11.

1.3     “Account Balance” the balance of the Account (or, when the term is used with respect to any constituent account or sub-account, the balance of such account or sub-account).

1.4     “Annual Installment Method” an annual installment method for the payment of a vested Account Balance under which each installment equals the amount obtained by dividing the remaining vested Account Balance (as determined by the Administrator in its discretion) by the number of remaining annual installments due the Participant.

1.5     “Base Salary” the annual cash compensation relating to services performed by a Participant during any calendar year, excluding distributions in respect of nonqualified deferred compensation plans, variable compensation, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards and other fees, and automobile and other allowances (whether or not includible in the Employee’s gross income).  Base Salary shall be calculated before reduction for deferrals under qualified or nonqualified plans, as determined by the Administrator.

1.6     “Beneficiary” any individual, trust, estate or other entity designated in accordance with Article 9 to receive Plan benefits, if any, remaining to be paid upon the death of a Participant.

1.7     “Beneficiary Designation Form” a form prescribed by or acceptable to the Administrator for the designation of Beneficiaries.

1.8     “Benefit Distribution Date” the date on which, or as soon as practicable after which, a Participant’s vested Account Balance or applicable portion thereof will be distributed (if distributable as a lump sum) or commence to be distributed (if distributed in installments) in accordance with Article 4, 5, 6 or 7, as the case may be.

1.9     “Board” the board of directors of the Company.

1.10     “Variable Compensation” compensation, if any, earned under an Employer’s annual bonus or cash incentive plan(s) and such other amounts as the Administrator may specify from time to time.

1.11     “Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, as determined in accordance with this Section.

In order for an event described below to constitute a Change in Control with respect to a Participant, except as otherwise provided in part (b)(ii) of this Section, the applicable event must relate to the corporation for which the Participant is providing services, the corporation that is liable for payment of the Participant’s Account Balance (or all corporations liable for payment if more than one), as identified by the Committee in accordance with Treas. Reg. §1.409A-3(i)(5)(ii)(A)(2), or such other corporation identified by the Committee in accordance with Treas. Reg. §1.409A-3(i)(5)(ii)(A)(3).

In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, the following provisions shall apply:

(a)        A “change in the ownership” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of such corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v).  If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of such corporation, or to have effective control of such corporation within the meaning of part (b) of this Section, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of such corporation.

(b)        A “change in the effective control” of the applicable corporation shall occur on either of the following dates:

(i)        The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such corporation possessing 30% or more of the total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).  If a person or group is considered to possess 30% or more of the total voting power of the stock of a corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of such corporation; or

(ii)       The date on which a majority of the members of the applicable corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation’s board of directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).  In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Treas. Reg. §1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder.

(c)       A “change in the ownership of a substantial portion of the assets” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii).  A transfer of, assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

1.12     “Code” the Internal Revenue Code of 1986, as amended and in effect from time to time.

1.13     “Commissions” cash commissions (as determined by the Administrator), if any, earned by a Participant from an Employer for services rendered during a Plan Year.

1.14     “Company” Brooks Automation, Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business that assumes the Plan.

1.15     “Company Credit Account” the portion of a Participant’s Account that reflects Company Credits plus or minus notional investment adjustments with respect thereto, less all related distributions.

1.16     “Company Credits” amounts determined in accordance with Section 3.4.

1.17     “Deferral Account” the portion of a Participant’s Account that reflects Elective Deferrals under the Plan plus or minus notional investment adjustments with respect thereto, less all related distributions.

1.18     “Director” a duly elected or appointed non-employee, independent member of the Company’s Board of Directors (as the term “independent” is defined by standards established by the Securities and Exchange Commission and the Nasdaq Stock Market), including any person duly elected or appointed to serve as a non-employee Director Emeritus of the Company.

1.19     “Director Fees” any and all cash amounts paid to any Director as compensation for his or her service as a Director, including without limitation (a) the amount of any retainer paid for service as a Director or as a member or chairman of any standing or special committee of the board of directors, (b) fees paid for attending meetings of the board or any board committee and (c) cash compensation for services rendered as a member of a special committee of the board; but not to include amounts paid or reimbursed for expenses such as travel, meals, lodging, communication expenses and educational expenses related to board service.

1.20     “Election Form” a form prescribed by or acceptable to the Administrator for the making of permitted elections (other than Beneficiary designations) under the Plan.

1.21     “Elective Deferral” a deferral of Base Salary, Variable Compensation, Commissions or Director Fees made under the Plan at the election of the Participant.

1.22     “Employee” an individual employed by an Employer.

1.23     “Employer” any or all, as the context requires, of the Company and its subsidiaries; provided, that only subsidiaries that are part of the same “controlled group” as the Company (determined under the rules of Sections 414(b) and (c) of the Code) shall be taken into account.

1.24     “ERISA” the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

1.25     “Participant” any Director, or any Employee (i) who is selected by the Administrator to participate in the Plan, (ii) whose executed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Administrator, and (iii) whose Plan Agreement has not terminated.

1.26     “Plan” the Brooks Automation, Inc. Deferred Compensation Plan as from time to time amended and in effect.

1.27     “Plan Agreement” shall mean a written agreement in the form prescribed by or acceptable to the Administrator that evidences a Participant’s agreement to the terms of the Plan and which may establish additional terms or conditions of Plan participation for a Participant.  Unless otherwise determined by the Administrator, the most recent Plan Agreement accepted with respect to a Participant shall supersede any prior Plan Agreements for such Participant. Plan Agreements may vary among Participants and may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan.  If there is any discrepancy between the terms of the Plan Agreement and the Plan, the Plan Agreement will rule, but only if and to the extent that so treating it would not jeopardize the qualification of the Participant’s Plan deferral(s) under Section 409A.

1.28     “Plan Year” the calendar year.

1.29     “Retirement” (along with correlative term such as “Retire(s)” or “Retired”): separation from service with all Employers, other than by reason of death, on or after the attainment of age fifty-five (55) with five (5) Years of Service.

1.30     “Scheduled Distribution” a distribution described in Section 4.1.

1.31     “Section 409A” Section 409A of the Code.

1.32     “SERP Account” as defined in Section 3.5.

1.33     “SERP Credits” the credits described in Section 3.5.

1.34     “SERP Feature” a non-elective deferral feature available to that subset of otherwise eligible Employees, if any, whom the Administrator selects to benefit from the SERP Credit provisions of Section 3.5, and related provisions of the Plan.

1.35     “Separation from Service” separation from service with all Employers, voluntarily or involuntarily, other than by reason of death.  Whether a leave of absence or other change in work status constitutes a separation from service shall be determined by the Administrator in a manner consistent with the requirements of Section 409A.  In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a)        For a Participant who provides services to an Employer as an Employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with such Employer.  A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

If a Participant provides services for an Employer as both an Employee and as a Director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an Employee, and the services provided by such Participant as an Employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

1.36     “Trust” a trust (if any) established by the Company.

1.37     “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from (a) an illness or accident or the need to pay medical or prescription drug expenses of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(B) thereof), (b) a loss of the Participant’s property due to casualty, (c) prevention of eviction or foreclosure of the Participant’s primary residence, (d) payment of funeral expenses for the Participant’s spouse or dependents, (e) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee based on the relevant facts and circumstances.

1.38     “Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers.  For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date.  A partial year of employment shall not be treated as a Year of Service.  Years of Service shall also include periods of service with an acquired company prior to the date of acquisition.  For purposes of determining a Participant’s vested interest in his or her SERP Account, if any, Years of Service or portions thereof prior to January 1, 2006 shall not be taken into account.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1      Selection by Administrator.  Eligibility for the Plan shall be limited to Directors and to a select group of management or highly compensated Employees who are selected by the Administrator in its sole discretion.  The Administrator shall separately select those management or highly compensated Employees, if any, who are eligible for the SERP Feature.

2.2       Enrollment and Eligibility Requirements; Commencement of Participation.

(a)       To participate in the Plan, a Participant must complete and execute (to the satisfaction of the Administrator) and return to the Administrator a Plan Agreement, an Election Form and a Beneficiary Designation Form.  Except as herein provided or as otherwise permitted by the Administrator consistent with the requirements of Section 409A, any voluntary deferral under the Plan must be accomplished by the submission of the necessary forms prior to the first day of the Plan Year in which the relevant services are to be provided or by such earlier date as the Administrator may establish.

(b)       A Participant who first becomes eligible to participate in this Plan after the first day of a Plan Year and who wishes to participate in elective deferrals for the remainder of such Plan Year must submit the necessary forms within thirty (30) days after he or she first becomes eligible to participate or by such earlier deadline as the Administrator may establish.  A mid-year deferral election accomplished pursuant to this subsection (b) shall be effective only with respect to services performed after the election takes effect.

(c)       An Employee who is selected to participate in the SERP Feature must complete such forms (including, if so required by the Administrator, an additional Plan Agreement, Election Form and Beneficiary Designation Form) as the Administrator may determine, regardless of whether the Employee is already a Participant under the non-SERP provisions of the Plan.

2.3       Termination of a Participant’s Eligibility.  The Administrator may at any time terminate or curtail an individual’s participation in the Plan as to future deferrals, subject only to the caveat that any such termination or curtailment shall be accomplished consistent with the requirements of Section 409A.

ARTICLE  3

Account Credits

3.1       Elective Deferrals:  Maximum Requirements.  For any Plan Year, a Participant’s Elective Deferrals, if any, shall be subject to the following percentage maximums:

Deferral	Maximum Percentage
Base Salary	90%
Bonus	100%
Commissions	100%
Director Fees	100%

If a Participant first becomes eligible to make Elective Deferrals during a Plan Year, the foregoing maximum percentages shall be applied to the future compensation affected by the Participant’s mid-year election.  For compensation that is earned based upon a specified performance period, “future compensation” shall be deemed for this purpose not to exceed the total amount of such compensation earned for the performance period, multiplied by a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election takes effect, and the denominator of which is the total number of days in the performance period.

3.2       Elective Deferrals: Effect of Election Form.  Insofar as it relates to an Elective Deferral, an Election Form shall take effect not later than (i) the first day of the Plan Year next following the signature date of such form, or (ii) in the case of an Election Form relating to initial mid-year eligibility, a date specified by the Administrator that is not later than thirty (30) days following the date of such initial eligibility but not earlier than the date the employee submits the election.  Once it takes effect, the Election Form shall apply as follows:  (A) to Base Salary, Commissions (other than Commissions described in clause (B)), Directors Fees, and Variable Compensation (other than variable compensation described in clause (B)) earned with respect to services performed on or after the effective date, and (B) in the case of Variable Compensation and Commissions that qualify as “performance-based compensation” (as determined in accordance with Section 409A) based on services performed over a period of at least twelve (12) months, to any such compensation payable with respect to a performance period ending at least six (6) months after the effective date of the election.  The Administrator shall prescribe such additional rules and limitations as it determines to be appropriate so that elective deferrals under the Plan comply with Section 409A.

3.3       Elective Deferrals: Withholding and Crediting of Deferral Amounts.  Elective Deferrals shall be credited to a Participant’s Account on or as soon as practicable after the relevant payroll date on which the compensation, but for deferral, would have been paid.

3.4       Company Credits.  The Administrator may provide in a Plan Agreement, or on a discretionary basis outside of any Plan Agreement, for additional, non-elective credits (each, a “Company Credit”) to the Participant’s Account in accordance with this Section 3.4.  Additional credits pursuant to this Section 3.4 may include, but are not necessarily limited to, credits intended to make up (in whole or in part) for matching contributions that could not be made under a tax-qualified defined contribution plan in which the Participant is a member; provided, that any such additional credit made hereunder shall be consistent with the requirements of Section 401(k)(4)(A) of the Code.  Company Credit shall be credited to the Participant’s Account at such times and in such amounts as the Administrator determines (consistent with the Plan Agreement, in the case of Company Credits provided for under a Plan Agreement).  Company Credits, if any, need not be made with respect to all Participants and may vary as to amount and other terms from Participant to Participant.

If not otherwise specified in the Participant’s employment or other agreement entered into between the Participant and the Employer, the amount (or the method or formula for determining the amount) of a Participant’s Company Credits shall be set forth in writing in one or more documents, which shall be deemed to be incorporated into this Plan in accordance with Section 1.26, no later than the date on which such Company Credit is credited to the applicable Account of the Participant.

3.5       SERP Credits.  In the case of a Participant who has been selected by the Administrator to participate in the SERP Feature, the Administrator shall establish a separate sub-account (the “SERP Account”) and shall credit thereto such amounts or percentages of compensation as are specified in the Plan Agreement relating to the Participant’s participation in the SERP Feature.  Credits to a Participant’s SERP Feature, where provided for by the applicable Plan Agreement, shall be made in accordance with the provisions of that Agreement regardless of whether the Participant is otherwise participating in the Plan.

3.6       Vesting.

(a)	A Participant shall at all times be one hundred percent (100%) vested in his or her Deferral Account.

(b)

A Participant shall be vested in his or her Company Credit Account and/or SERP Account, if any, in accordance with the vesting schedule(s) set forth in his or her Plan Agreement(s).  If not addressed in such agreements, a Participant shall vest as follows:

Company Credit Account (if any)

Years of Service	Vested Percentage
Less than 1 year	0%
1 year or more, but fewer than 2	33%
2 years or more, but fewer than 3	66%
3 years or more	100%

SERP Account (if any)

Years of Service	Vested Percentage
Fewer than 5 years	0%
5 years or more, but fewer than 6	50%
6 years or more, but fewer than 7	60%
7 years or more, but fewer than 8	70%

8 years or more, but fewer than 9	80%
9 years or more, but fewer than 10	90%
10 years or more	100%

(c)

Except as otherwise expressly provided in the relevant Plan Agreement, in the event of a Change in Control or upon a Participant’s Retirement or death while employed by an Employer, the unvested portion, if any, of a Participant’s Company Credit Account (other than his or her SERP Account, if any) shall immediately become one hundred percent (100%) vested; provided; that except as otherwise provided in the Plan Agreement, if and to the extent the additional vesting described in this subsection (c) would, but for this proviso, cause the deductibility limitations of Section 280G of the Code to apply, vesting shall be accelerated only to such extent, if any, as will not result in the application of such deduction limitations.  The Administrator shall make all determinations necessary or appropriate to implement the foregoing limitation but if so requested by an affected Participant in writing shall, within ninety (90) days of receiving such request, obtain at the Company’s expense and provide to the Participant a copy of an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”), with supporting computations, as to whether any limitation in the vested percentage hereunder is necessary to avoid the limits of Section 280G of the Code.

3.7       Hypothetical Investment Returns.  Each Participant’s Account shall be periodically adjusted (in such manner as the Administrator determines) to reflect hypothetical returns with respect to the Account, as follows:

(a)

Measurement Funds.  The Administrator shall select and may from time to time change (including as to existing Accounts that are deemed invested in an affected fund) a menu of investment funds (the “Measurement Funds”) to be used to determine hypothetical investment experience under the Plan.  The Participant may elect to have his or her Account invested on a hypothetical basis in one or more of the Measurement Funds, for the purpose of crediting or debiting additional amounts to his or her Account Balance, and may from time to time elect to reallocate such hypothetical investments.  Any such election by the Participants shall be accomplished and given effect in accordance with such rules as the Administrator may prescribe.  If a Participant does not elect a Measurement Fund, the Participant’s Account Balance shall be treated as having been invested in such default Measurement Fund(s) as the Administrator may specify.

(b)

No Actual Investment.  The provisions of this Section 3 7 shall not be construed to require the Administrator or any Employer to segregate, set aside, or invest any assets for the payment of benefits under the Plan.  However, the Administrator in its discretion may provide for a “rabbi trust” or similar vehicle to facilitate the payment of benefits under the Plan so long as the existence, terms and funding of any such trust or other vehicle do not cause the Plan to fail to be unfunded for tax or ERISA purposes or to fail to satisfy the requirements of Section 409A.

3.8       FICA and Other Taxes.  The Administrator may require that a Participant’s cash or other compensation be reduced to satisfy any FICA tax or other tax due with respect to the deferral or vesting of any amount under the Plan or may require as part of a Plan Agreement or otherwise that the Participant make other arrangements for the payment of such taxes (which other arrangements may include, if the Administrator so determines, but shall not be limited to, a reduction in the Participant’s Account Balance).  Any distribution under the Plan shall be reduced by any required tax and other withholdings.

ARTICLE 4

Scheduled Distribution of Deferral Account; Unforeseeable Emergencies

4.1       Scheduled Distribution of Deferral Account.  Subject to such limitations (consistent with Section 409A) as the Administrator may prescribe, a Participant may specify in connection with the applicable annual or other deferral election pertaining to Elective Deferrals to have the portion of his or her Account attributable to such Elective Deferrals and related adjustments under Article 3 to be paid (a “Scheduled Distribution”) in a lump sum during a sixty (60) day period commencing immediately after the first day of any Plan Year designated by the Participant (the “Scheduled Distribution Date”).  The Scheduled Distribution Date designated by the Participant must be at least three (3) Plan Years after the end of the Plan Year to which the Participant’s deferral election relates.  By way of example, if a Scheduled Distribution is elected for Elective Deferral amounts earned in the Plan Year commencing January 1, 2006, the earliest Scheduled Distribution Date would be January 1, 2010, and the Scheduled Distribution would be payable during the sixty (60) day period commencing January 2, 2010.

4.2       Postponing Scheduled Distributions.  A Participant may elect to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out during a sixty (60) day period commencing immediately after an allowable alternative Scheduled Distribution Date designated by the Participant in accordance with this Section 4.2.  In order to make this election, the Participant must submit a new Scheduled Distribution Election Form to the Administrator in accordance with the following:

(a)      The new Scheduled Distribution Election Form must be submitted to and accepted by the Administrator (which has complete discretion as to whether to accept any new election) at least twelve (12) months prior to the Participant’s previously designated Scheduled Distribution Date;

(b)       The new Scheduled Distribution Date must be the first day of a Plan Year and must be at least five years after the previously designated Scheduled Distribution Date; and

(c)       The new election shall not take effect until at least twelve (12) months after it is accepted by the Administrator.

4.3       Other Benefits Take Precedence Over Scheduled Distributions.   Except as the Administrator otherwise determines to be necessary to comply with the requirements of Section 409A, a Deferral Account that become payable under Article 5, 6, or 7 as of a date that precedes a Scheduled Distribution Date under this Article 4 shall be paid in accordance with Article 5, 6, or 7, as the case may be, and not in accordance with this Article 4.

4.4       Withdrawal Payout/Suspensions for Unforeseeable Emergencies.

(a)        If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Administrator to cease deferrals under this Plan and/or receive a partial or full payout from the Plan, subject to the provisions set forth below.

(b)        The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Committee in its sole discretion, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state; or local income taxes or penalties reasonably anticipated as a result of the distribution.  Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under this Plan.  The portion, if any, of a Participant’s Account Balance attributable to his or her SERP Account shall not be taken into account in applying the provisions of this Section 4.4.

(c)        If the Administrator approves a Participant’s petition for payout, the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval, and/or the Participant’s deferrals under the Plan shall be terminated as of the date of such approval.

(d)        A Participant’s deferral elections under this Plan shall also be terminated to the extent the Administrator determines that termination is required pursuant to applicable regulations to obtain a hardship distribution from an Employer’s 401(k) plan and is consistent with the requirements of Section 409A.

ARTICLE 5

Change in Control Benefit

5.1       Change in Control Benefit.  A Participant, in connection with his or her commencement of participation in the Plan, shall have an opportunity to irrevocably elect to receive his or her vested Account Balance in the form of a lump sum payment in the event that a Change in Control occurs prior to the Participant’s Separation from Service, Disability or death (the “Change in Control Benefit”).  The Benefit Distribution Date for the Change in Control Benefit, if any, shall be the date on which the Change in Control occurs.

If a Participant elects not to receive a Change in Control Benefit, or fails to make an election in connection with his or her commencement of participation in the Plan, the Participant’s Account Balance shall be paid in accordance with the other applicable provisions of the Plan.

5.2       Payment of Change in Control Benefit.  The Change in Control Benefit, if any, shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee, and paid to the Participant no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE 6

Separation from Service (Other Than By Reason of Death)

6.1       SERP Account.  A Participant who participates in the SERP Feature and who separates from the service of the Employer shall be entitled to receive his or her vested SERP Account, if any, on (or, if payable in installments under the Annual Installment Method, commencing on) the later of (a) the date that is six months and one day after the date of separation from service), and (b) the date the Participant attains his or her 65th birthday.  Any election by the Participant to receive payment of the SERP Account, if any, under the Annual Installment Method must be made (except as hereinafter provided) in connection with the Participant’s commencement of participation in the SERP Feature and must specify the number of annual installments (not to exceed fifteen).  A Participant who has elected or is deemed to have elected a lump sum payment of his or her vested SERP Account may subsequently elect installments instead, and a Participant who has elected installments may subsequently elect a lump sum instead; provided, that (i) the new election must be made at least twelve (12) months before the original Benefit Distribution Date, (ii) if the vested SERP Account becomes payable upon reaching age 65, as described in clause (b) above, the new election shall not take effect for twelve (12) months, and (iii) the new Benefit Distribution Date shall be the fifth (5th) anniversary of the Benefit Distribution Date that would otherwise have been applicable.

6.2       Accounts Other Than SERP Accounts.  That portion, if any, of a Participant’s vested Account Balance that is not attributable to his or her SERP Account (if any) shall be distributed upon the Participant’s separation from the service of the Employer as follows:

(a)        If the separation is a Retirement, the applicable vested Account Balance shall be distributed on (or, if payable in installments under the Annual Installment Method, commencing on) the date that is six months and one day after the date of Retirement.  Any election by the Participant to receive payment upon Retirement under the Annual Installment Method must be made (except as hereinafter provided) in connection with the Participant’s commencement of participation and must specify the number of annual installments (not to exceed fifteen).  A Participant who has elected or is deemed to have elected a lump sum payment of his or her vested Account Balance upon Retirement may subsequently elect installments instead, and a Participant who has elected installments may subsequently elect a lump sum instead; provided, that the new election shall not take effect for twelve (12) months and the new Benefit Distribution Date shall be the fifth (5th) anniversary of the Benefit Distribution Date that would otherwise have been applicable.

(b)        If the separation is not a Retirement, the applicable vested Account Balance shall be distributed on (or, if payable in installments under the Annual Installment

Method, commencing on) the date that is six months and one day after the date of separation.  Any election by the Participant to receive payment upon Retirement under the Annual Installment Method must be made (except as hereinafter provided) in connection with the Participant’s commencement of participation and must specify the number of annual installments (not to exceed five).  A Participant who has elected or is deemed to have elected a lump sum payment of his or her vested Account Balance upon Retirement may subsequently elect installments instead, and a Participant who has elected installments may subsequently elect a lump sum instead; provided, that (i) the new election shall not take effect for twelve (12) months, (ii) the new election must be made at least twelve (12) months before the new Benefit Distribution Date, and (iii) the new Benefit Distribution Date shall be the fifth (5th) anniversary of the Benefit Distribution Date that would otherwise have been applicable.

ARTICLE 7

Distributions On Account of Death

The Beneficiary(ies) of a Participant who dies prior to the distribution of his or her entire vested Account Balance shall receive the remaining vested balance of. the Account within (or, if payable in installments under the Annual Installment Method, commencing within) the sixty-day period immediately following the date of death, or by such earlier date as is required to comply with the requirements of Section 409A.  The death benefit so payable to any Beneficiary shall be paid in a single lump sum unless the Participant elected, in connection with his or her participation, to have it paid under the Annual Installment Method.  Any election of the Annual Installment Method must specify the number of annual installments (not to exceed three).  A death benefit election may not further delay installments that were in pay status under the Annual Installment Method as of the date of death.  A Participant who has elected or is deemed to have elected a lump sum payment of his or her vested Account Balance upon death may, during his or her remaining lifetime, subsequently elect installments instead, and a Participant who has elected installments may, during his or her remaining lifetime, elect a lump sum instead; provided, that the new election shall not take effect for twelve (12) months and the new Benefit Distribution Date shall be the fifth (5th) anniversary of the Benefit Distribution Date that would otherwise have been applicable.

ARTICLE 8

Distribution of Small Accounts

If, at the time an Account becomes payable under Article 4, 5, 6 or 7 thereof, the vested balance of such Account is $15,000 or less, payment shall be made in a single lump sum payment (or, if payable under Article 7 to more than one Beneficiaries, in lump sum payments) notwithstanding any election to have payment made under the Annual Installment Method.

ARTICLE 9

Beneficiary Designation

9.1       Beneficiary.  Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant.  The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2       Beneficiary Designation and Change.  A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Administrator.  A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed by the Participant shall be canceled.  The Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Administrator prior to his or her death.

9.3       Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Administrator.

9.4       No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided above or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse.  If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

9.5       Doubt as to Beneficiary.  If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, it shall have the right, exercisable in its discretion, to declare that the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse.  If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

9.6       Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Administrator from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 10

Amendment and Termination

10.1     Termination or Freeze of Plan.  Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or that the Company will not terminate the Plan at any time in the future.

(a)        Plan Freeze.  The Company reserves the right to freeze all or part of the Plan with respect to some or all of the Participants by written action of the Board.  In the event of a Plan freeze, no new Participants (or similarly situated Participants, as the case may be) will be admitted into the Plan, no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive new Company contributions (if any) for the period of service after the date of the freeze.  However, after the Plan freeze, the Account Balances of such Participants shall continue to vest in accordance with Article 3, and additional amounts shall continue to be credited or debited to such Participants’ Account Balances pursuant to Section 3.7.  The Measurement Funds available to Participants following the freeze of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Plan freeze is effective.  In addition, following a Plan freeze, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan.

(b)        Plan Termination.  The Company may terminate the Plan and distribute all Account Balances of the Participants by written action of the Board, subject to and in accordance with any rules established by the Company deemed necessary to comply with the applicable requirements and limitations of Treas. Reg. §1.409A-3 (j)(4)(ix).

10.2     Amendment.  The Company may, at any time, amend or modify the Plan in whole or in part by written action of the Board; provided, that no amendment or modification shall be effective if it would cause a Participant’s Account Balance, determined immediately after the amendment takes effect, to be lower than it was immediately before the amendment took effect.

10.3     Plan Agreement.  Despite the provisions of this Article 10, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.

ARTICLE 11

Administration

11.1     In General.  The term “Administrator” as used in the Plan shall mean the person(s), board or committee principally charged with administrative responsibility under the Plan, as described in Section 11.2, and its or their delegates to the extent of the applicable delegation.  The Administrator shall have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, (ii) determine all issues of eligibility for participation in or benefits under the Plan, and (iii) subject to the terms of any procedures established pursuant to Article 13, decide or resolve any and all questions including interpretations of this Plan that may arise in connection with the Plan.  No individual who has or to whom administrative responsibility is delegated hereunder, or who is a member of a board or committee that has or to which is delegated administrative responsibility hereunder, shall vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant or the Company.

11.2     Administration Upon Change In Control.  Prior to the occurrence of a Change in Control, the Board or a committee of the Board shall (together with its delegates) have the responsibility to administer the Plan.  Upon and after a Change in Control, the Administrator shall have no power to direct (or to appoint an investment manager to direct) the investment of any assets that may have been set aside in trust to assist in the payment of benefits under the Plan.  Upon and after a Change in Control the Company shall:  (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, any trust established in connection with the Plan, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Retirement, death or other separation from service of the Participants, and such other pertinent information as the Administrator may reasonably require.

11.3     Agents.  In the administration of this Plan, the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to any Employer.

11.4     Binding Effect of Decisions.  The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11.5     Indemnity of Administrator.  All Employers shall indemnify and hold harmless the members of the Administrator (including any Employee to whom administrative duties are delegated) against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

11.6     Employer Information.  To enable the Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, death or separation from service of its Participants, and such other pertinent information as the Administrator may reasonably require.

ARTICLE 12

Other Benefits and Agreements

The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for directors or employees of the Participant’s Employer.  The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 13

Claims Procedures

The Administrator shall adopt and may from time to time amend procedures for the administration of claims and for the appeal of denied claims under the Plan, all in accordance with Section 503 of ERISA and the regulations thereunder.

ARTICLE 14

Miscellaneous

14.1     Status of Participants and Beneficiaries as General Creditors.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of any Employer.  Their rights to benefits, if any, under the Plan shall be solely those of unsecured general creditors of the Employer and shall be limited to those contractual rights expressly set forth in the Plan and/or Plan Agreements applicable to them.

14.2     Non-assignability.  No Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, non-assignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

14.3     Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant.  Nothing in the Plan nor in any Plan Agreement shall limit in any way the Employer’s rights to terminate any Participant.  The loss of benefits or potential benefits under the Plan by reason of the termination of a Participant’s service with the Employer shall not constitute an element of damages in any claim brought by the Participant or his or her Beneficiary(ies) against the Employer.

14.4     Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.5     Governing Law.  Except as preempted by ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles.

14.6     Notice.  Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Brooks Automation, Inc.

Attn:  Senior Vice President, Human

Resources

15 Elizabeth Drive

Chelmsford, MA 01824

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant as set forth in the records of the Company.

14.7     Successors.  The provisions of this Plan shall bind and inure to the benefit of the Company and other Employer and their successors and assigns, and on the Participant and the Participant’s designated Beneficiaries.  By executing and delivering a Plan Agreement, a Participant agrees on his or her own behalf and on behalf of all Beneficiaries to be bound by the terms of the Plan and the Plan Agreement.

14.8     Invalidity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

14.9     Incompetents.  If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Administrator may require such documents and other information as it deems necessary or appropriate to administer the foregoing provisions.  Any payment of a benefit shall be a payment for the account of the Participant or the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment.

14.10   Distribution in the Event of Income Inclusion Under 409A.  If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant or as subject to Social Security and/or Medicare taxes prior to receipt owing to a failure of this Plan to meet the requirements of Section 409A, the Participant may petition the Administrator for a distribution of that portion of his or her Account Balance that is required to be included in his or her income or that becomes subject to Social Security and/or Medicare taxes.  Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the lesser of (i) the portion of his or her Account Balance required to be included in income or as subject to Social Security and/or Medicare taxes as a result of the failure of the Plan to meet the requirements of Section 409A, or (ii) the unpaid vested Account Balance.

14.11   Deduction Limitation on Benefit Payments.  If an Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treas. Reg. §1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible.  Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Section 3.7.  The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).  In the event that such date is determined to be after a Participant’s Separation from Service and the Participant to whom the payment relates is determined to be a Specified Employee, then to the extent deemed necessary to comply with Treas. Reg. §1.409A-3(i)(2), the delayed payment shall not be made before the end of the six-month period following such Participant’s Separation from Service.

14.12   Effect of Restatement.  The provisions of the Plan as set forth herein represent the amendment and restatement of the Plan effective as of May 6, 2008.

14.13   Compliance With Section 409A Generally.  The Administrator may deviate from the express terms of the Plan or any Plan Agreement if it determines such deviation to be necessary to comply with the requirements of Section 409A.  The Administrator may also, notwithstanding the otherwise applicable restrictions on elections and payment under the Plan, establish opportunities for Participants and Beneficiaries to make any special elections permitted under the transition rules under Section 409A.  If this Plan falls to meet the requirements of Section 409A of the Code, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Executive by Section 409A of the Code, and a participant shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A of the Code.

Brooks Automation, Inc.

Amended and Restated Deferred Compensation Plan

Master Plan Document

APPENDIX A

LIMITED TRANSITION RELIEF FOR DISTRIBUTION ELECTIONS MADE
AVAILABLE IN ACCORDANCE WITH NOTICE 2007-86

The capitalized terms below shall have the same meaning as provided in Article 1 of the Plan.

Opportunity to Make New (or Revise Existing) Distribution Elections.  Notwithstanding the required deadline for the submission of an initial distribution election under Articles 4, 5 and 6 of the Plan, the Committee may, to the extent permitted by Notice 2007-86, provide a limited period in which Participants may make new distribution elections, or revise existing distribution elections, with respect to amounts subject to the terms of the Plan, by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than December 31, 2008.  Any distribution election(s) made by a Participant, and accepted by the Committee, in accordance with this Appendix A shall not be treated as a change in either the form or timing of a Participant’s benefit payment for purposes of Code Section 409A or the Plan.  If any distribution election submitted by a Participant in accordance with this Appendix A either (a) relates to an amount that would otherwise be paid to the Participant in 2008, or (b) would cause an amount to be paid to the Participant in 2008, such election shall not be effective.